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                                                               EXHIBIT 10(xvii)


                     SEPARATION OF EMPLOYMENT AGREEMENT AND
                    GENERAL RELEASE AND CONSULTING AGREEMENT

         WHEREAS Andrew J. Perlmutter (hereinafter "Perlmutter") has been employed by DBT Online, Inc., a Pennsylvania corporation (hereinafter the "Company").

         WHEREAS, the parties hereto desire to set forth their agreements with respect to the termination of Perlmutter's employment and desire to assure the continued service of Perlmutter upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the covenants, conditions, representations and acknowledgments, and in reliance upon the agreements and releases of each of the parties as set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

         1. TERMINATION OF EMPLOYMENT. Perlmutter's employment with the Company shall be terminated on December 31, 1999 (the "Termination Date"). The Company and Perlmutter acknowledge that the employment of Perlmutter by the Company, and all rights and obligations of any nature of the Company and Perlmutter with respect to such employment, will be duly terminated effective the Termination Date, except as otherwise specifically provided herein. Perlmutter further acknowledges and agrees that payments made or to be made and benefits provided or to be provided hereunder are in lieu of any and all compensation and benefits of any nature whatsoever due to Perlmutter under any other agreement or arrangement (whether written or oral) between or binding upon the Company and Perlmutter existing as of the date hereof.

         2. CONSULTING ARRANGEMENT. In consideration of Perlmutter's execution of this Agreement and his agreement to be legally bound by its terms, the Company desires to enter into a consulting relationship with Perlmutter, in accordance with the terms and conditions hereinafter set forth.

         2.1 CONSULTING TERM. Perlmutter shall perform consulting services for the Company for the term beginning on the Termination Date and ending on


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October 31, 2000. Perlmutter agrees to perform up to one day per month of satisfactory service as required by the Company during this term. In addition, provided Perlmutter has performed his consulting duties in a professional manner and comported himself in the best interest of the Company, he may, at his option, perform consulting services for an additional nine month consulting term, on such terms and conditions as the Chief Executive Officer of the Company and Perlmutter agree. If Perlmutter is not so performing or comporting the Company shall provide him with notice and ten days to cure. The aforementioned consulting terms shall collectively be referred to as the "Consulting Term." During the Consulting Term, Perlmutter shall be considered a "Key Advisor," as defined under the Company's Stock Option Plan, for purposes of determining the time during which vested stock options granted pursuant to the Stock Option Plan continue to be exercisable, and an "indemnified representative" for purposes of
Article VIII of the Company's Amended Bylaws.

         2.2 DUTIES AND RESPONSIBILITIES. During the Consulting Term, Perlmutter shall provide consulting services to the Company as an independent contractor and not as an employee of the Company. Perlmutter shall at all times during the Consulting Term act as an independent contractor and during such period nothing hereunder shall create or imply a relationship of employer-employee between the Company and Perlmutter. Perhmutter shall provide consultation as requested by the Company, at the times and on the occasions reasonably requested by the Company and reasonably convenient to Perlmutter. During the Consulting Term, Perlmutter shall at all times comply with all reasonable policies and procedures adopted by the Company, including without limitation the procedures and policies adopted by the Company regarding conflicts of interest and confidentiality of the Company's business information. Perlmutter shall be reimbursed for the reasonable business expenses incurred by him in connection with activities performed on behalf of the Company.




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         2.3      EXTENT OF SERVICE. During the Consulting Term, Perlmutter
agrees to devote such time, attention and energy as is necessary to fulfill his duties and responsibilities as a consultant under Section 2.2 hereof.

         3. CONSIDERATION. In full consideration of and in exchange for Perlmutter's execution of this Separation of Employment Agreement and General Release and Consulting Agreement, and his agreement to be legally bound by its terms, Company will provide Perlmutter with the following payments or consideration, to which he would not otherwise be entitled:

         (a) For all services rendered by Perlmutter as a consultant to the Company during the Consulting Term, the Company shall pay Perlmutter $11,250.00 per month for the period beginning on the Termination Date and ending on October 31, 2000, in accordance with the Company's regular payroll schedule, and for any period after October 31, 2000, such compensation in such form, if any, as the Chief Executive Officer and Perlmutter shall agree.

         (b) Perlmutter will receive his bonus for 1999 payable in 2000, provided that the Board authorizes a bonus for any officer of the Company, and on the schedule approved by the Board. Perlmutter will receive no bonus for any years after 1999.

         (c) During the Consulting Term, Perlmutter shall be solely responsible for the payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws that pertain to the compensation paid



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                  or benefits provided to Perlmutter for his performance of
                  consulting services.

         (d) Perlmutter agrees that, to the extent there are any tax consequences arising from the payments made by the Company pursuant to this section, he shall be exclusively responsible for any payment of federal and state taxes on the payments set forth above.

         (e) The Company agrees to provide Perlmutter with extended family coverage under its insured health and dental plan to the extent that he does not have coverage under another plan from the Termination Date through October 31, 2000, at which time Perlmutter will be offered standard COBRA coverage on the same basis and for the same period as other participants and beneficiaries. Perlmutter will notify the Company at the commencement of any coverage under another insurance health and/or dental plan. To the extent that Perlmutter does not have coverage under another plan, and remains covered under the Company's medical and dental plan, the Company further agrees to reimburse Perlmutter for medical expenses accrued from the Termination Date through October 31, 2000, that are not covered by the Company's insured health and dental plan, including participant premium costs, co-payments and deductibles, on the same basis and to the same extent such reimbursements are provided to senior executives of the Company.



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                  With respect to stock options granted to Perlmutter on August
                  4, 1997, October 6, 1997, July 22, 1998, and August 2, 1999,
                  the parties agree that Perlmutter will vest on the vesting date in those options that are first exercisable on or before August 4, 2000, October 6, 2000, July 22, 2000, and August 2, 2000, respectively, and the remainder of such stock options shall be forfeited and terminated as of the date of this Agreement. The terms governing these options are set forth in the Amended Stock Option Grant Letters executed contemporaneously with this Agreement and attached hereto as
                  Exhibit 1. The parties further agree that Perlmutter will not be entitled to any stock options with vesting dates after October 6, 2000, as this Agreement terminates those options as of the date of this Agreement.

         (g) As consideration for Perlmutter's release in paragraph 5, the Company shall pay Perlmutter, on the eighth day after his execution of this Agreement, the net sum of $94,470.00 (i.e., net of all withholdings, whether for federal, state or local tax, Social Security, Medicare, unemployment or otherwise).

         (h) Perlmutter agrees that he is still subject to and continues to be governed by Section 13 of the Reorganization Agreement and Plan of Merger dated August 4, 1997, entitled COMPETITION AND CONFIDENTIALITY BY PERLMUTTER. Perlmutter further agrees he will not



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                  solicit employees of the Company, with the exception of Seth
                  Perlmutter, through the end of the Consulting Term.

         Except as set forth in this agreement, it is expressly agreed and understood that after the Termination Date the Company does not have, and will not have, any obligation to provide Perlmutter at any time in the future with any payments, bonuses, benefits or considerations other than those recited in paragraph 3.

         4. DEFINITION OF COMPANY. For purposes of this Agreement, the term "Company" shall include DBT Online, Inc., and its parents, subsidiaries, affiliates, and its and their officers, directors, shareholders, employees, agents, successors, assigns, heirs, executors, and administrators and any individual or organization related to DBT Online, Inc., and against whom or which Perlmutter could maintain a claim.

         5. RELEASE. In consideration of and in exchange for the promises of Company set forth above, Perlmutter on behalf of himself and his heirs, executors and administrators, intending to be legally bound, hereby permanently and irrevocably accepts termination by the Company according to the terms set forth in this Agreement, and releases and discharges Company from any and all causes of actions, suits, debts, claims and demands whatsoever, which Perlmutter had, has, or may have had up to and including the effective date of this Agreement, including those which are based on or are in any way related to his former employment with Company or the termination of that employment, excepting disputes relating to the Company's independently administered 401(k) plan and health plan, any right Perlmutter has to be indemnified by the Company under Article VIII of the Company's Amended Bylaws, or disputes concerning the terms of this Agreement, including Exhibits. Perlmutter's release of claims and actions includes, but is not limited to, actions arising under the Age Discrimination in Employment Act (ADEA); Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act (ADA); the Fair Labor Standards Act (FLSA); the



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Employee Retirement Income Security Act, as amended (ERISA); the Family and
Medical Leave Act (FMLA); the Florida Civil Rights Act of 1992, as amended
(FCRA); Florida Statutes Chapter 448.101, ET SEQ., commonly known as the Florida Private Whistleblower Act; and the common law, such as actions in tort or contract. Perlmutter also promises not to seek any personal relief whether legal or equitable in any proceeding brought by any agency or any other person.

         6. RETURN OF PROPERTY. In addition to the Stipulation of Paragraph 5, Perlmutter agrees to immediately return all Company property, excluding the property contained on the itemized list attached hereto as Exhibit 2, to Kevin Barr, Human Resources Director of DBT Online, Inc.

         7. INVENTIONS, DESIGNS AND PRODUCT DEVELOPMENTS. All inventions, innovations, designs, ideas and product developments (collectively, the "Developments"), developed or conceived by Perlmutter, solely or jointly with others, whether or not patentable or copyrightable, at any time that he provided services to the Company as an employee, independent contractor or otherwise, and that directly relate to the actual or planned business activities of the Company and all of Perlmutter's right, title and interest therein, shall be the exclusive property of the Company. Perlmutter hereby assigns, transfers and conveys to the Company all of his right, title and interest in and to any and all such Developments. Perlmutter shall disclose fully, as soon as practicable and in writing, all developments to the Board. At any time and from time to time, upon the request of the Company, Perlmutter shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, re-issuance, continuance or renewal of any such



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patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Perlmutter for all reasonable expenses incurred by him in compliance with the provisions of this Section.

         8.       CONFIDENTIAL INFORMATION.

                  (a) Perlmutter has had and will have possession of or access to confidential information relating to the business of the Company, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of, or other facts relating to, prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of the Company. All such information, other than any information that is in the public domain through no act or omission of Perlmutter or which he is authorized to disclose, is referred to collectively as the "Company Information." During and after the time that he provided services to the Company as an employee, independent contractor or otherwise, Perlmutter shall not (i) use or exploit in any manner the Company Information for himself or any person, partnership, association, corporation or other entity other than the Company,
(ii) remove any Company Information, or any reproduction thereof, from the possession or control of the Company or (iii) treat Company Information otherwise than in a confidential manner, without the consent of the Company.

                  (b) All Company Information developed, created or maintained by Perlmutter, alone or with others while employed by the Company or during any other period that he provided services to the Company as an employee, independent contractor or otherwise, and all Company Information maintained by Perlmutter thereafter, shall remain at all times the exclusive property of the Company. Perlmutter shall return to the Company all Company Information, and reproductions thereof, whether prepared by him



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or others, that are in his possession immediately upon the completion of his employment by the Company, except to the extent such Information is required to perform the duties outlined in Section 2.2 of this Agreement.

         9. PERFORMANCE. The parties acknowledge that the performance of the promises of each are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth in this Agreement.

         10. ACKNOWLEDGMENT OF SEPARATION. Perlmutter hereby agrees and recognizes that as of the Termination Date his employment relationship with Company will be permanently and irrevocably severed and that Company will have no obligation to re-employ him in the future.

         11. NON-ADMISSION. Perlmutter agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Company.

         12. CERTIFICATION. Perlmutter hereby certifies that he has read the terms of this Separation of Employment Agreement and General Release and Consulting Agreement, that he has been advised by Company to consult with an attorney prior to executing this Agreement, that he has had an opportunity to do so, and that he understands this Agreement's terms and effects. Perlmutter further certifies that Company has not made any representations to Perlmutter concerning this Separation of Employment Agreement and General Release and Consulting Agreement other than those contained in this Agreement.

         13. NON-DISPARAGEMENT. Perlmutter will not issue any communication or statement, written or otherwise, that disparages, criticizes or otherwise reflects adversely upon the Company, except if testifying truthfully under oath pursuant to subpoena or other legal process. In the event Perlmutter is compelled by subpoena process to testify, he will provide, to the extent possible, written notice to the Company in



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time to permit the Company to seek an appropriate protective order or such other relief as may be necessary to enforce the Company's rights under this Agreement.

         14. EXECUTION. Perlmutter acknowledges that he is informed that prior to entering into this Agreement, he has a period of 21 days to consider this Agreement. He also understands that he has the right to revoke this Agreement for a period of 7 days following the signing (execution) of this Agreement by giving written notice to DBT Online, Inc., c/o Human Resources Director, Kevin Barr at 4530 Blue Lake Drive, Boca Raton, Florida 33431.

         15. SEVERABILITY. If any provision of this Separation of Employment Agreement and General Release and Consulting Agreement is deemed invalid, the remaining provisions shall not be affected.

         16. ENTIRE AGREEMENT. This Agreement, including its referenced attachments, contains the entire agreement between the parties and its terms are contractual and are not a mere recital. The parties expressly acknowledge that there exist no oral agreements or understandings that vary the terms or meaning of this Agreement. This Agreement supersedes and annuls any and all other agreements, contracts, promises, representations, whether oral or written, made by or on behalf of the parties, their personal representatives and/or their successors and assigns, including but not limited to his Employment Agreement dated August 4, 1997 and Kevin A. Barr's letter of understanding to Perlmutter dated May 18, 1998, and all amendments thereto, unless they are expressly incorporated herein. However, Sections 11, 12, and 13 of the Reorganization Agreement and Plan of Merger dated August 4, 1997, remain in full force and effect.

         17. ARBITRATION. Perlmutter and the Company agree that all disputes concerning the terms of this Agreement will be subject solely to binding arbitration except as otherwise specifically provided. The arbitrator selection and conduct of the



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arbitration will be pursuant to the Commercial Arbitration Rules of the American
Arbitration Association. The place of the arbitration will be Palm Beach County, Florida.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, parties have executed the foregoing Separation of Employment Agreement and General Release and Consulting Agreement this 7th day of January, 2000.


                                        DBT ONLINE, INC.

/s/ Andrew J. Perlmutter                By: /s/ Kevin Barr
---------------------------             -------------------------
Andrew J. Perlmutter


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                         EXHIBIT 2


1.   Laptop computer during the Consulting Term

2.   Use of pager during the Consulting Term
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                                    AMENDMENT
                                       TO
                     SEPARATION OF EMPLOYMENT AGREEMENT AND
                    GENERAL RELEASE AND CONSULTING AGREEMENT


         WHEREAS, Andrew J. Perlmutter (hereinafter "Perlmutter" and DBT Online, Inc., a Pennsylvania Corporation (hereinafter the "Company") entered into a Separation of Employment Agreement and General Release and Consulting Agreement, dated January 7, 2000 (the Agreement);

         WHEREAS, the Company's advisors have determined that certain provisions of the Agreement could be detrimental to the Company's ability to obtain pooling of interest accounting treatment in connection with a contemplated business combination;

         WHEREAS, the parties hereto now desire to amend the Agreement to address the pooling of interest concerns;

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties, intending to be legally bound, agree as follows:

         1. The last sentence of Section 2.1 of the Agreement is hereby amended, in its entirely, to read as follows:

                  "During the Consulting Term, Perlmutter shall be considered a Key Advisor, as defined under the Company's Stock Option Plan, for purposes of determining the time during which stock options granted under the Stock Option Plan become and continue to be exercisable, and an "indemnified representative" for purposes of Article VIII of the Company's Amended Bylaws."

         2. Subsection (f) of Section 3 of the Agreement is hereby amended, in its entirety, to read as follows:

                  "With respect to stock options granted to Perlmutter on August 4, 1997, October 6, 1997, July 22, 1998, and August 2, 1999, the
         parties agree that such stock options shall become and continue to be exercisable in accordance with their terms."

         3. Exhibit 1 to the Agreement is deleted in its entirety.

         4. Except as expressly amended hereby, the terms of the Agreement shall continue in full force and effect.


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         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Amendment to the Agreement this 13th day of February, 2000.



                                          DBT ONLINE, INC.

/s/ Andrew J. Perlmutter
--------------------------------
  Andrew J. Perlmutter

                                          By:
                                             -----------------------------------